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                             Tuscarora Incorporated
                EXHIBIT 11 - COMPUTATION OF NET INCOME PER SHARE


                                                          Three Months Ended                      Six Months Ended
                                                    February 29,        February 28,       February 29,        February 28,
                                                        1996                1995               1996                1995
                                                    ------------        ------------       ------------        ------------
                                                                       (In thousands, except per share data)
PRIMARY
   Weighted average number of
     shares of Common Stock
     outstanding                                        6,242               6,151              6,212               6,149
   Net effect of dilutive stock
     options - based on the
     treasury stock method using
     average market price                                 123                 104                126                  95
                                                        -----               -----              -----               -----

           TOTAL                                        6,365               6,255              6,338               6,244
                                                        =====               =====              =====               =====
   Net income                                           1,987               1,840              5,141               4,341
                                                        =====               =====              =====               =====

   Per share amount                                     $ .31               $ .29              $ .81               $ .70
                                                        =====               =====              =====               =====


FULLY DILUTED
   Weighted average number of
     shares of Common Stock
     outstanding                                        6,242               6,151              6,212               6,149
   Net effect of dilutive stock
     options - based on the
     treasury stock method using
     greater of average market
     price or closing market price                        127                 136                127                 137
                                                        -----               -----              -----               -----

           TOTAL                                        6,369               6,287              6,339               6,286
                                                        =====               =====              =====               =====

   Net income                                           1,987               1,840              5,141               4,341
                                                        =====               =====              =====               =====

   Per share amount                                     $ .31               $ .29              $ .81               $ .69
                                                        =====               =====              =====               =====
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